June 29, 1995




Board of Directors
Ross Roy Communications, Inc.
100 Bloomfield Hills Parkway
Bloomfield Hills, Michigan  48013

Dear Members of the Board:

This letter is in response to your request for our tax opinion on the Agreement and Plan of Merger dated as of June 15, 1995 (the "Plan") by and among Omnicom Group, Inc. ("Omnicom"), RRC Acquisition Inc. ("OmniSub"), and Ross Roy Communications, Inc. ("Ross Roy"). The conclusions presented herein represent our understanding of the transaction as represented in the Plan, the draft Form S-4 of Omnicom dated as of June 19, 1995, (the "Form S-4"), the representations of fact as set forth in Ross Roy's and Omnicom's letters dated June 14, 1995, and June 19, 1995 respectively, the facts set forth herein, and the law as it exists today.

FACTS

Omnicom, a New York corporation, is a corporation publicly traded on the New York Stock Exchange. It operates, through its subsidiaries, a multitude of advertising, promotional, and marketing agencies worldwide which provide services to large multi-national companies. Omnicom has 36,115,328 shares of common stock issued and outstanding as of March 15, 1995. The aggregate market value of the common stock is approximately $1,927,100,000.



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June 29, 1995
Ross Roy Communications, Inc.
Page 2


Ross Roy, a Michigan corporation, is a full service marketing communications company. It offers a full range of services that include both media advertising and marketing communications and promotional services. These services consist of direct marketing, sales promotion, video production, database management, telemarketing, training, incentive administration, production of shows and meetings, sales support services and satellite teleconferencing. It is also an industry leader in the development and use of new communications technologies and has produced over 250 interactive video discs, developed online computer applications for interactive kiosks and has created a number of marketing tools for use on the Internet. Ross Roy has 2,000,000 shares of Class A nonvoting common stock, $1.00 par value authorized, 373,653 of which are expected to be issued as of the date of the transaction, and 200,000 shares of Class B voting common stock, $1.00 par value authorized, of which 54,800 have been issued as of June 29, 1995 (together referred to herein as the "common stock").

OmniSub, a Michigan corporation, was formed to effectuate this transaction. OmniSub has 200 shares of common stock authorized, of which 100 shares have been issued to Omnicom.

Omnicom recognizes the rapidly changing character of the advertising industry worldwide and periodically reviews other companies with whom it may engage in transactions or combinations to strengthen the services that it provides to its customers. Omnicom believes that Ross Roy is one such company. Ross Roy believes that the combined entity would be a preeminent provider of advertising, promotional and marketing services worldwide, and that the combined entities would have enhanced growth potential.

Accordingly, the following steps are proposed:

1.   At the Effective Time:

     a. OmniSub will be merged with and into Ross Roy and the separate corporate existence of OmniSub shall thereupon cease (the "Merger"). Ross Roy will be the surviving corporation in the Merger.

     b. The Articles of Incorporation of Ross Roy will be amended and restated to read as did the Articles of Incorporation of OmniSub immediately prior to the Effective Time (except that the name of Ross Roy will remain "Ross Roy Communications, Inc.").


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June 29, 1995
Ross Roy Communications, Inc.
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2.   As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either Ross Roy common stock or the common stock of OmniSub:

     a. Each issued and outstanding share of the common stock of OmniSub shall be converted into the same number of shares of Ross Roy common stock.

     b. Each issued and outstanding share of Ross Roy common stock shall be canceled and converted into and represent the right to receive the number of shares pursuant to Section 2.4 of the Plan ("Exchange Ratio") of Omnicom common stock which shall equal the Conversion Price (as defined in Section 2.1.1 of the Plan) by using the Market Value (as defined in Section 2.1.2 of the Plan). All of such shares of Ross Roy common stock shall no longer be outstanding and shall automatically be retired and cease to exist, and each holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the Omnicom common stock and cash in lieu of fractional shares of the Omnicom common stock to be issued or paid in consideration thereof.

3. Neither the shareholders of Ross Roy common stock ("Ross Roy shareholders") nor the shareholders of Omnicom common stock have any dissenters' rights.

4. Under Ross Roy's 1984 Equity Participation Plan (the "EPU Plan"), a holder of equity participation units ("EPUs") granted thereunder has the right to receive, upon a change in control of Ross Roy, payment in respect of his EPUs equivalent to the excess of the consideration received by the Ross Roy Shareholders over the base price of such EPUs ($21.62 per share), plus a tax gross-up factor. There are currently 10,000 EPUs outstanding, all of which are held by one individual employee (the "EPU Holder") of Ross Roy. Accordingly, at the Effective Time, Omnicom will satisfy this obligation to the EPU Holder in shares of Omnicom common stock subject to the same terms as the shares delivered to the Ross Roy shareholders, including the indemnification obligations described below.


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June 29, 1995
Ross Roy Communications, Inc.
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     Pursuant to the EPU Plan, the units are not transferable and become vested and payable at the earlier of the completion of the tenth fiscal year of employment with Ross Roy following the date of grant (which has not occurred and will not prior to the Merger), the EPU Holder's retirement date, provided such retirement date is not earlier than the EPU Holder's normal retirement date, or upon a change in control. Pursuant to a letter agreement entered into prior to the Merger, the EPU Holder agrees to receive Omnicom common stock as consideration for his units. As a condition to the Merger, the EPU Holder also will execute an Affiliates Representation Letter ("Affiliates Letter") whereby the EPU Holder's Omnicom common stock will be subject to a restriction against transfer for a period of time (hereinafter referred to as the "Affiliates Restriction"). The EPU Holder under the Affiliates Restriction, represents and warrants to, and covenants with Omnicom that he will not sell (either publicly or privately), assign, transfer, convey, encumber, dispose of, directly or indirectly, or otherwise reduce his risk relative to, any shares of Omnicom common stock, until such time as Omnicom has publicly announced financial results covering at least thirty days of post-Merger combined operations of Omnicom and Ross Roy (the "Publication Date"). Until the Publication Date, Omnicom has the right to place a "stop-transfer" notation on the transfer records of Omnicom's transfer agent in order to implement the Affiliates Restriction.

5. Under Ross Roy's Articles of Incorporation (the "Ross Roy Articles"), if an employee of Ross Roy retires (after reaching normal retirement age) or dies, his shares are repurchased by Ross Roy at formula value pursuant to the Ross Roy Articles. If a change in control of Ross Roy occurs within one year of such retirement or death, such former employee (the "Former Eligible Employee Holder") is entitled to receive his pro rata share of the consideration received by the Ross Roy shareholders (as reduced by any amounts theretofore paid to him by Ross Roy in respect of his shares). There is currently one Former Eligible Employee Holder from whom Ross Roy purchased 2,400 shares of Class A Common Stock in December 1994. However, there could be more at the Effective Time of the Merger (although no current employee of Ross Roy will attain normal retirement age between the date hereof and December 31, 1995). Accordingly, at the Effective Time, Omnicom will satisfy this obligation to the Former Eligible Employee Holder and any other Ross Roy shareholder who becomes a Former Eligible Employee Holder in shares of Omnicom common stock subject to the same terms as the shares delivered to the Ross Roy shareholders, including the indemnification obligations described below.


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June 29, 1995
Ross Roy Communications, Inc.
Page 5


6. Pursuant to the Ross Roy Articles, Ross Roy stock may only be issued and/or sold to employees of Ross Roy, and once issued to an employee can only be sold, assigned and delivered to Ross Roy. Also, pursuant to the Ross Roy Articles, whenever a Ross Roy shareholder ceases to be an active employee on a full-time basis for any reason whatsoever, they are required to sell the stock and Ross Roy is required to repurchase the stock based on a formula prescribed by the Ross Roy Articles. Certain Ross Roy shareholders are Canadian residents.

7. Pursuant to Section 2.8 of the Plan, the Ross Roy shareholders are required to indemnify Omnicom and its affiliates against certain losses and damages arising under the Merger, and the EPU Holder and Former Eligible Employee Holder will share these indemnification obligations of the Ross Roy shareholders on a pro rata basis. Losses and damages may arise as a result of (i) the inaccuracy or breach of any representation or warranty or covenant of Ross Roy contained in the Plan, or the breach of or failure by Ross Roy to perform or discharge any of its obligations under the Plan, or
     (ii) the payment of any judgment or settlement in respect of litigations and threatened litigations set forth on a schedule to the Plan in excess of the aggregate reserves provided for such matters (on the balance sheet of Ross Roy as of December 31, 1994) all of which are contingencies whose outcomes could not reasonably be determined at the time of the Merger.

     To satisfy the indemnification obligations arising under clause (i) of the preceding paragraph, shares of Omnicom common stock having a Market Value of $2,525,000 shall be placed into an escrow account (the "General Escrow Fund") under the terms of an escrow agreement (the "Escrow Agreement") among Omnicom, Ross Roy, the Ross Roy Shareholder Representative and The Chase Manhattan Bank, N.A., as escrow agent (the "Escrow Agent"). To satisfy the indemnification obligations arising under clause (ii) of the preceding paragraph, shares of Omnicom common stock having a Market Value of $1,300,000 will be placed into an additional escrow account (the "Special Escrow Fund") under the Escrow Agreement. Each of the Ross Roy shareholders, the EPU Holder and the Former Eligible Employee Holder shall be depositing his pro rata share of the General Escrow Fund or Special Escrow Fund. The result of which will be that 7.356%, of all Omnicom common stock to be issued to each Ross Roy shareholder, EPU Holder and Former Eligible Employee Holder in the Merger will be placed is escrow (the "Escrow Stock").


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June 29, 1995
Ross Roy Communications, Inc.
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     The indemnification obligations of the Ross Roy shareholders, the EPU
     Holder and the Former Eligible Employee Holder will be limited to and satisfied solely from, the General Escrow Fund and Special Escrow Fund under the Escrow Agreement (such that neither Omnicom no any of its affiliates will have any recourse for the payment of any losses or other damages arising out of the transactions contemplated by the Plan against the Ross Roy shareholders, the EPU Holder or the Former Eligible Employee Holder, nor shall any of such persons be personally liable for any such losses or damages). Indemnification obligations to be satisfied out of the General Escrow Fund will terminate on the earlier of the first independent audit report, if any, of Ross Roy following the Effective Time of the Merger or one year from the Effective Time (except that claims asserted in writing on or prior to such date will survive until they are decided and are final and binding on the parties). Indemnification obligations to be satisfied out of the Special Escrow Fund will terminate on the earlier of the first independent audit report, if any, of the surviving corporation following the Effective Time of the Merger or one year from the Effective Time (except that claims asserted in writing on or prior to such date will survive until they are decided and are final and binding on the parties). Indemnification obligations to be satisfied out of the Special Escrow Fund will terminate at such time as all such matters shall have been fully paid or finally settled.

     Four purposes of satisfying any claims, each share of Omnicom common stock deposited in either Escrow Fund will be valued at the Market Value, regardless of actual fluctuations in the market value of the Omnicom common stock after the Closing Date.

     Pursuant to Section 4.1 of the Escrow Agreement, all dividends paid on the Escrow Stock shall be distributed currently to the Ross Roy shareholders, EPU Holder and Former Eligible Employee Holder. Each Ross Roy shareholder, EPU Holder and Former Eligible Employee Holder will be entitled to exercise all voting rights with respect to the Escrow Stock.

REPRESENTATIONS

In order to determine the federal income tax consequences of the Merger of OmniSub with and into Ross Roy, the following representations of fact have been made to us by Ross Roy in its representation letter dated June 14, 1995.


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June 29, 1995
Ross Roy Communications, Inc.
Page 7


1. The fair market value of Omnicom voting common stock received by each Ross Roy shareholder will be approximately equal to the fair market value of the Ross Roy common stock surrendered in the exchange.

2. There is no plan or intention on the part of the Ross Roy shareholders to sell, exchange, or otherwise dispose of a number of shares of Omnicom voting common stock received in the transaction that would reduce the Ross Roy shareholders' ownership of Omnicom voting common stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of the formerly outstanding stock of Ross Roy as of the same date. For purposes of this representation, shares of Ross Roy common stock exchanged for cash in lieu of fractional shares of Omnicom will be treated as outstanding Ross Roy common stock on the date of the transaction. Moreover, shares of Ross Roy common stock and shares of Omnicom stock held by Ross Roy shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

3. Following the transaction, Ross Roy will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of OmniSub's net assets and at least 70% of the fair market value of OmniSub's gross assets held immediately prior to the transaction. For purposes of this representation, amounts used by Ross Roy or OmniSub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal, dividends) made by Ross Roy or OmniSub will be included as assets of Ross Roy or OmniSub, respectively, immediately prior to the transaction.

4. In the transaction, shares of Ross Roy stock representing control of Ross Roy, as defined in Section 368(c) of the Internal Revenue Code of 1986 (the "Code"), will be exchanged solely for voting common stock of Omnicom.
     Section 368(c) of the Code defines control to mean the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

5. Following the transaction, Ross Roy will continue its historic business or use a significant portion of its historic business assets in a business.


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June 29, 1995
Ross Roy Communications, Inc.
Page 8


6. On the date of the transaction, the fair market value of the assets of Ross Roy will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

7. No two parties to the proposed transaction will be investment companies within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code. An investment company is defined, in general terms, as (a) a regulated investment company, (b) a real estate investment trust, or (c) a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. Total assets exclude cash and cash items. In making the 50% and 80% determinations, stock and securities in any subsidiary corporation should be disregarded and the parent corporation is deemed to own its ratable share of the subsidiaries assets.

8. There is no intercorporate debt between Omnicom and Ross Roy or between OmniSub and Ross Roy, which was issued, acquired, or will be settled at a discount.

9. Omnicom, OmniSub, Ross Roy and Ross Roy's shareholders will each pay their own expenses, if any, which are incurred in connection with the proposed transaction. Expenses incurred in connection with the listing of Omnicom common stock on the New York Stock Exchange, including all fees paid to the New York Stock Exchange, shall be borne by Omnicom.

10. Ross Roy is not under the jurisdiction of a court in a Title 11, or similar case within the meaning of Section 368(a)(3)(A) of the Code.

11. Ross Roy has no plan or intention to issued additional shares of its stock that would result in Omnicom's losing control of Ross Roy within the meaning of Section 368(c) of the Code.

12. At the time of the transaction, Ross Roy will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire stock in Ross Roy that, if exercised or converted, would affect Omnicom's acquisition of Ross Roy's stock and the retention of control of Ross Roy, as defined in Section 368(c) of the Code.

13. Omnicom and its subsidiaries do not own, nor have they owned during the past five years, any shares of the stock of Ross Roy.


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June 29, 1995
Ross Roy Communications, Inc.
Page 9


14. The merger of OmniSub with and into Ross Roy will qualify as a statutory merger under the laws of the State of Michigan.

15. None of the compensation received by any shareholder-employees of Ross Roy will be separate consideration for, or allocable to, any of their shares of Ross Roy common stock; none of the shares of Omnicom stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement except those Omnicom shares received by the Equity Participation Holder pursuant to Section 2.9 of the Plan.

16. There is a valid business reason for establishing the Escrow Agreement pursuant to Section 2.8 of the Plan ("Escrow Stock").

17. The Escrow Stock will appear as issued and outstanding on the balance sheet of Omnicom and such stock is legally outstanding under New York law.

18. The Escrow Stock is not subject to restrictions requiring its return to Omnicom because of death, failure to continue employment, or similar restrictions.

19. The return of the Escrow Stock will not be triggered by an event the occurrence or nonoccurrence of which is within the control of shareholders.

20. The return of the Escrow Stock will not be triggered by the payment of additional tax or reduction in tax paid as a result of a Service audit of the shareholders or the corporations either (a) with respect to the reorganization in which the escrowed stock will be issued, or (b) when the reorganization in which the escrowed stock will be issued involves persons related within the meaning of section 267(c)(4) of the Code.

21. The cancellation of the restrictions pursuant to Article III F of the Articles of Incorporation of Ross Roy, by virtue of the Merger will not be treated as a compensatory event, and no deduction will be taken by Ross Roy, OmniSub or Omnicom with respect to such cancellation.

In order to determine the federal income tax consequences of the Merger of OmniSub with and into Ross Roy the following representations have been made to us by Omnicom in its representation letter dated June 19, 1995:


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June 29, 1995
Ross Roy Communications, Inc.
Page 10


1. Following the transaction, Ross Roy will hold (i) at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger and (ii) at least 90% of the fair market value of OmniSub's net assets and at least 70% of the fair market value of OmniSub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Ross Roy or OmniSub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Ross Roy or OmniSub will be included as assets of Ross Roy or OmniSub, respectively, immediately prior to the Merger.

2. The "Omnicom Stock" to be exchanged for the Ross Roy common stock pursuant to Section 2.2(a) of the Plan is voting stock of Omnicom.

3. Following the transaction, Ross Roy will continue its historic business or use a significant portion of its historic business assets in a business.

4. Omnicom has no plan or intention to liquidate Ross Roy, to merge Ross Roy with or into another corporation, to sell or otherwise dispose of the stock of Ross Roy except for transfers of stock to corporations controlled by Omnicom, or to cause Ross Roy to sell or otherwise dispose of any of its assets or of any of the assets acquired from OmniSub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Ross Roy.

5. Neither Omnicom nor OmniSub will be investment companies within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code. An investment company is defined, in general terms, as (a) a regulated investment company, (b) a real estate investment trust, or (c) a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. Total assets exclude cash and cash items. In making the 50% and 80% determinations, stock and securities in any subsidiary corporation should be disregarded and the parent corporation is deemed to own its ratable share of the subsidiaries assets.

6. As of the date of the Merger, there is no intercorporate debt between Omnicom and Ross Roy or between OmniSub and Ross Roy, which will be settled at a discount.


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June 29, 1995
Ross Roy Communications, Inc.
Page 11


7. Omnicom has no plan or intention to reacquire any of its stock issued in the Merger. However, Omnicom may from time to time repurchase its stock in market transactions in the ordinary course of its business.

8. Omnicom and OmniSub will each pay their own expenses, if any, which are incurred in connection with the proposed transaction. Expenses incurred in connection with the listing of Omnicom stock on the New York Stock Exchange, including all fees paid to the New York Stock Exchange, shall be borne by Omnicom.

9. Prior to the transaction, Omnicom will be in control of OmniSub within the meaning of Section 368(c) of the Code. Section 368(c) of the Code defines control to mean the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

10. After the Merger, there is no plan or intention for Ross Roy to issued additional shares of Ross Roy stock that would result in Omnicom's losing control of Ross Roy within the meaning of Section 368(c) of the Code.

11. The payment of cash in lieu of fractional shares of Omnicom stock is solely for the purpose of avoiding the expense and inconvenience to Omnicom of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Ross Roy shareholders instead of issuing fractional shares of Omnicom common stock will not exceed 1% of the total consideration that will be issued in the transaction to the Ross Roy shareholders in exchange for their shares of Ross Roy common stock. The fractional share interests of each Ross Roy shareholder will be aggregated, and no Ross Roy shareholder will receive cash in an amount equal to or greater than the value of one full share of Omnicom common stock.

12. The cancellation of the restrictions pursuant to Article III F of the Articles of Incorporation of Ross Roy by virtue of the Merger will not be treated by Omnicom, OmniSub, and Ross Roy as a compensatory event, and no deduction will be taken by Ross Roy, OmniSub or Omnicom with respect to such cancellation (except as a result of action by the Internal Revenue Service brought against Ross Roy shareholders treating such event as compensatory or as a result of changes in applicable law).


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June 29, 1995
Ross Roy Communications, Inc.
Page 12


APPLICABLE LAW

The  Merger

The Ross Roy stock held by the Ross Roy shareholders if received in connection with the performance of services is property subject to Section 83 of the Code. Since the Ross Roy stock, by virtue of the Ross Roy Articles, can only be held by employees and is required to be sold back to Ross Roy upon termination of employment at a price determined by a formula, the Ross Roy stock is subject to a nonlapse restriction pursuant to Section 1.83- 3(h) of the Regulations. Pursuant to the Merger, and by virtue of the fact that the Ross Roy Articles will be amended and restated to read as did the Articles of OmniSub, the nonlapse restrictions under the Ross Roy Articles will be canceled. Pursuant to
Section 83(d)(2) of the Code, and Section 1.83-5(b) of the Regulations if a nonlapse restriction imposed on property subject to section 83 is canceled, then unless the taxpayer establishes (i) that such cancellation was not compensatory, and (ii) that the person who would be allowed a deduction, if any, if the cancellation were treated as compensatory, will treat the transaction as not compensatory, the excess of the fair market value of such property (computed without regard to such restriction) at the time of cancellation, over the sum of
(iii) the fair market value of such property (computed by taking the restriction into account) immediately before the cancellation, and (iv) the amount, if any, paid for the cancellation, shall be treated as compensation for the taxable year in which such cancellation occurs.

Regulation Section 1.83-5(b) continues;

          "Whether there has been a noncompensatory cancellation of a nonlapse restriction under section 83(d)(2) depends upon the particular facts and circumstances. Ordinarily the fact that the employee or independent contractor is required to perform additional services or that the salary or payment of such a person is adjusted to take the cancellation into account indicates that such cancellation has a compensatory purpose. On the other hand, the fact that the original purpose of a restriction no longer exists may indicate that the purpose of such cancellation is noncompensatory. Thus, for example, if a so-called "buy-sell" restriction was imposed on a corporation's stock to limit ownership of such stock and is being canceled in connection with a public offering of the stock, such cancellation will generally be regarded as noncompensatory."


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June 29, 1995
Ross Roy Communications, Inc.
Page 13


The purpose behind Section 83(d)(2) of the Code, is to prevent a possible device to minimize taxation under Section 83 of Code, by transferring nonforfeitable property subject to a nonlapse restriction (including a formula price recognized under Section 83(d)(1)), and then later to cancel the restriction. The price determined under the formula would normally be deemed the fair market value of the property when the transfer is taxed under Section 83. Without special statutory treatment, however, the increase in the value of the property as a result of the later cancellation of the restriction might not be taxed at the time of the cancellation, and the increase in value would be eligible for capital gain treatment when the property eventually is disposed of.

The abuse is clearly not the case at hand. There has been no overt action on the part of Ross Roy to provide any beneficial treatment to individual employees. The original purpose for the ownership restriction was to maintain employee only ownership of Ross Roy. However, by virtue of the Merger, Ross Roy will be wholly owned by Omnicom, a company traded on the New York Stock Exchange, and thus, the original purpose for the restriction no longer exists.

This case is similar to the public offering scenario as described above. This, coupled with the fact that the nonlapse restriction is being canceled with respect to all shareholders is evidence that the cancellation should be regarded as noncompensatory.

Since the cancellation is noncompensatory, and it has been represented that Ross Roy, OmniSub and Omnicom will treat the cancellation as noncompensatory and accordingly will take no deduction, the cancellation will not be treated as compensation to the Ross Roy shareholders.

Section 368(a)(1)(A) of the Code provides that the term "reorganization" means a statutory merger or consolidation.

Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying under Section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to in this subparagraph as the "controlling corporation") which before the merger was in control (as defined in
Section 368(c)) of the merged corporation is used in the transaction if after the transaction, the corporation surviving the merger holds substantially all of its properties and all of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.


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June 29, 1995
Ross Roy Communications, Inc.
Page 14


Section 368(c) of the Code defines control to mean the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

Rev. Proc. 77-37, 1977-2 C.B. 568, provides that the "substantially all" requirement is satisfied if there is an acquisition of assets representing at least 90% of the fair market value of the net asset and at least 70% of the fair market value of the gross assets held by the corporations immediately prior to the transfer. All payments to dissenters and all redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan of reorganization will be considered as assets held by the corporation immediately prior to the transfer.

It has been represented that the merger of OmniSub with and into Ross Roy will qualify as a merger under the laws of the State of Michigan. At the time of this transaction Omnicom will own 100% of the issued and outstanding stock of OmniSub. Therefore, Omnicom will be in control of OmniSub within the meaning of
Section 368(c) of the Code. It has been represented that following the transaction, Ross Roy will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of OmniSub's net assets and at least 70% of the fair market value of OmniSub's gross assets held immediately prior the transaction. For purposes of this representation, amounts used by Ross Roy or OmniSub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal, dividends) made by Ross Roy or OmniSub will be included as assets of Ross Roy, or OmniSub, respectively, immediately prior to the transaction. Thus, the substantially all requirement of Section 368(a)(2)(E)(i) will be met.

Additionally, because it has been represented that Omnicom does not own any stock of Ross Roy, Omnicom will acquire in the reverse merger 100% of the stock of Ross Roy solely for voting stock of Omnicom. Thus, the requirement in Section 368(a)(2)(E)(ii) of the Code will be met.

June 29, 1995
Ross Roy Communications, Inc.
Page 15


In addition to the requirements set forth in the statute, in order for a transaction to be a tax-free reorganization, certain requirements set forth in the regulations under Section 368 of the Code must also be met. Section 1.368-l(b) of the Regulations excepts from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code as are required by business exigencies and which affect only a readjustment of continuing interest in property under modified corporate form. Requisite to a reorganization are a continuity of business enterprise and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

Section 1.368-l(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic assets in a business. It has been represented that Ross Roy will continue its historic business or use a significant portion of its historic business assets in a business; thus, the continuity of business enterprise requirement will be met.

Under Section 1.368-l(b) of the Regulations, the continuity of interest doctrine requires that in a reorganization there must be a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Rev. Proc. 77-37 provides that the "continuity of interest" requirement of Section 1.368-l(b) is satisfied if there is continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof within the meaning of Section 368(c) of the Code) on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange stock of the acquiring or transferee corporation, or a corporation in "control" thereof, which is equal in value to at least 50% of the value of such shareholder's former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation or a corporation in "control" thereof which is, in the aggregate, equal to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation. Sales, redemptions, and other dispositions which are part of the plan of reorganization will be considered in determining whether there is a 50% continuing interest through stock ownership as of the effective date of the reorganization.

June 29, 1995
Ross Roy Communications, Inc.
Page 16


It has been represented that there is no plan or intention by the shareholders of Ross Roy to sell, exchange or otherwise dispose of a number of shares of Omnicom voting stock received in the transaction that would reduce the Ross Roy shareholders' ownership of Omnicom voting common stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of the formerly outstanding stock of Ross Roy as of the same date. For purposes of this representation, shares of Ross Roy common stock exchanged for cash in lieu of fractional shares of Omnicom will be treated as outstanding Ross Roy common stock on the date of the transaction. Moreover, shares of Ross Roy common stock and shares of Omnicom common stock held by Ross Roy shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. Thus, the continuity of interest requirement will be met for the transaction.

In order to qualify as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E), of the Code, there must be a genuine business purpose for this transaction. Omnicom wants to acquire a corporation to strengthen the advertising, promotional, and marketing services that it provides to its customers. Ross Roy believes that the combined entity would be the preeminent provider of advertising, promotional and marketing services with a significant opportunity for growth. Thus, this requirement will be met.

Based on the above, the merger of OmniSub with and into Ross Roy will qualify as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. OmniSub will merge with and into Ross Roy in exchange for Ross Roy common stock. Accordingly, Ross Roy should not recognize any gain or loss on the exchange of its common stock for the property of OmniSub.

Section 368(b)(2) of the Code provides that the term "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E), the term "a party to reorganization" includes the controlling corporation referred to in Section 368(a)(2)(E). Thus, Ross Roy, Omnicom and OmniSub are each a party to a reorganization.

June 29, 1995
Ross Roy Communications, Inc.
Page 17


Section 362(b) of the Code provides that if property was acquired by a corporation in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer. Since Ross Roy will receive property from OmniSub in connection with a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E), the basis of the assets to be received by Ross Roy will equal the basis of those assets in the hands of OmniSub immediately prior to the merger increased by the amount of gain recognized, if any, to OmniSub in the Merger.

Section 1223(2) of the Code provides that in determining the period for which the taxpayer has held property however acquired, there shall be included the period for which such property was held by any other person, if such property has, for purposes of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as it would have had in the hands of such other person. Since the basis of the assets to be received by Ross Roy from OmniSub will have the same basis as those assets in the hands of OmniSub immediately prior to the transfer, the holding period for the assets of OmniSub to be received by Ross Roy will include the period during which such assets were held by OmniSub.

Section 354(a)(1) of the Code provides that no gain or loss shall be recognized to a shareholder if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. In Rev. Rul. 67-275, 1967-2 C.B. 142, the Internal Revenue Service ("Service") held that the acquiring corporation's cost of registering its own stock are properly attributable to it and are not other property received in the reorganization by the shareholders of the acquired corporation. Thus, the registration expenses incurred by Ross Roy and Omnicom are not considered other property received in the reorganization by the shareholders. As Ross Roy and Omnicom are parties to a reorganization and the Ross Roy shareholders will receive solely stock, no gain or loss will be recognized by Ross Roy shareholders upon the exchange of their Ross Roy common stock solely for Omnicom common stock (including fractional share interests that they might otherwise be entitled to receive).

June 29, 1995
Ross Roy Communications, Inc.
Page 18


Section 358(a)(1) of the Code provides that in the case of an exchange to which
Section 354 applies, the basis of the property to be received without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of money received by the taxpayer, and
(iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized in such exchange (not including any portion of such gain which was treated as a dividend). In the reorganization, the shareholders of Ross Roy will receive only Omnicom common stock. Therefore, the basis of the Omnicom common stock (including fractional share interests that they might otherwise be entitled to receive) in the hands of the former Ross Roy shareholders will be the same, in each instance, as the basis of the Ross Roy common stock surrendered in exchange therefore.

Section 1223(1) of the Code provides that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in its hands as the property exchanged. In the case of such exchanges after March 1, 1954, the property exchanged at the time of such exchange must be a capital asset as defined in Section 1221 or property described in Section 1231. Because the basis of the Omnicom common stock held by the Ross Roy shareholders will have the same basis as the Ross Roy common stock exchanged, the holding period of the Omnicom common stock (including fractional share interests that they might otherwise be entitled to receive), will include the period for which the Ross Roy common stock was held, provided that such stock was a capital asset on the date of the exchange.

Rev. Rul. 66-365, 1966-l C.B. 116, provides that cash received by a target shareholder as part of a plan of reorganization under Section 368(a)(1)(A) of the Code, when the target shareholder is otherwise entitled to receive a fractional share of stock of the acquiring corporation in exchange for the target stock, will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the acquirer. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a), provided the redemption is not essentially equivalent to a dividend. Thus, the receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received, and such gain or loss will be capital gain or loss to the target shareholder, provided the target stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

June 29, 1995
Ross Roy Communications, Inc.
Page 19


Rev. Proc. 77-41, 1977-2, C.B. 574, provides that the Service will issue an advance ruling under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations will be treated as having been received in part or full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration. The purpose of the transaction giving rise to the fractional share interest, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling is to be issued.

It has been represented that the payment of cash in lieu of fractional shares of Omnicom stock is solely for the purpose of avoiding the expense and inconvenience to Omnicom of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Ross Roy shareholders instead of issuing fractional shares of Omnicom common stock will not exceed 1% of the total consideration that will be issued in the transaction to the Ross Roy shareholders in exchange for their shares of Ross Roy common stock. The fractional share interests of each Ross Roy shareholder will be aggregated, and no Ross Roy shareholder will receive cash in an amount equal to or greater than the value of one full share of Omnicom common stock.

Accordingly, cash received by a shareholder of Ross Roy otherwise entitled to receive a fractional share of Omnicom common stock in the exchange for Ross Roy common stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Omnicom. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to a Ross Roy shareholder, provided the Ross Roy common stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

June 29, 1995
Ross Roy Communications, Inc.
Page 20


Pursuant to Rev. Proc. 84-42, 1984-1 C.B. 521, in transactions under Section 368(a)(1)(A) of the Code, a portion of the stock issued in exchange for the requisite stock or property may be placed in escrow by the exchanging shareholders, for possible return to the issuing corporation under specified conditions without impacting the nature of the transaction under section 368(a)(1)(A) nor subjecting those shares to a treatment different from the shares issued outright. This will be the case provided, (1) there is a valid business reason for establishing the arrangement; (2) the stock subject to such arrangement appears as issued and outstanding on the balance sheet of the issuing corporation and such stock is legally outstanding under applicable state law; (3) all dividends paid on such stock will be distributed currently to the exchanging shareholders; (4) all voting rights of such stock (if any) are exercisable by or on behalf of the shareholders or their authorized agent; (5) no shares of such stock are subject to restrictions requiring their return to the issuing corporation because of death, failure to continue employment, or similar restrictions; (6) all such stock is released from the arrangement within 5 years from the date of consummation of the transaction (except where there is a bona fide dispute as to whom the stock should be released); (7) at least 50 percent of the number of shares of each class of stock issued initially to the shareholders (exclusive of shares of stock to be issued at a later date) is not subject to the arrangement; (8) the return of stock will not be triggered by an event the occurrence or nonoccurrence of which is within the control of shareholders; (9) the return of stock will not be triggered by the payment of additional tax or reduction in tax paid as a result of a Service audit of the shareholders or the corporation either (a) with respect to the reorganization or section 351 transaction in which the escrowed stock will be issued, or (b) when the reorganization or section 351 transaction in which the escrowed stock will be issued involves persons related within the meaning of section 267 (c) (4) of the Code; and (10) the mechanism for the calculation of the number of shares of stock to be returned is objective and readily ascertainable.

June 29, 1995
Ross Roy Communications, Inc.
Page 21


It has been represented that there is a valid business reason for establishing the Escrow Agreement and that the Escrow Stock will appear as issued and outstanding on the balance sheet of Omnicom and will be legally outstanding under New York law. Pursuant to the Escrow Agreement, all dividends are distributed to and voting rights exercisable by the Ross Roy shareholders. There is no provision in the Escrow Agreement requiring the return of Omnicom common stock because of death, failure to continue employment or similar restrictions and only 7.356% of the Omnicom common stock, issued in the Merger, is Escrow Stock. It has been represented that the return of Escrow Stock will not be triggered by an event the occurrence or non-occurrence of which is within the control of the Ross Roy shareholders nor by the payment of additional tax or a reduction in taxes paid due to a Service audit of the Ross Roy shareholders or the corporation with respect to the Merger transaction or persons related within the meaning of Section 276(c)(4) of the Code. The Escrow Agreement does have a mechanism for calculating the number of shares of Escrow Stock to be returned based on objective criteria which is readily ascertainable by virtue of the loss sustained or binding arbitration. Although the General Escrow Fund will terminate within five years from the date of the Merger (except for claims in dispute which will be retained until final determination) the Special Escrow Fund could continue beyond five years of the Merger. This is due to the fact that the Special Escrow Fund is being created for the sole purpose of indemnifying Omnicom for pre-existing litigation and threatened litigation all of which are contingencies where outcomes cannot reasonably be determined at the time of the Merger.

Whether or not the Escrow Agreement is a "conditional right" to acquire additional stock and thus constituting boot is only an issue since it does not satisfy the five year requirement of Rev. Proc. 84-42. The five year limitation required for IRS ruling purposes seems concerned with the requirement that stock be issued pursuant to a plan of reorganization and not as perpetual rights which tend to resemble royalty or profit sharing arrangements rather than closed exchanges for present value. In the case at hand, the purpose of the Special Escrow Fund is not a profit sharing arrangement but rather a means of estimating certain contingent liabilities that are being assumed in the Merger due to pending litigation. Such amount is limited to a maximum of $1,300,000. Pursuant to James Hamrick, 43 T.C. 21 (1964), and Revenue Ruling, 66-112, 1966-1 C.B. 68, if the taxpayer's rights could give rise to nothing, other than stock under the agreement, then the agreement would not give rise to boot. See also Rev. Rul. 67-90, 1967-1 C.B. 79 and Rev. Rul. 73-205, 1973-1 C.B. 188.

June 29, 1995
Ross Roy Communications, Inc.
Page 22


In the instant case, the Ross Roy shareholders can receive nothing but Omnicom common stock. They have the right to vote the shares and receive dividends. Omnicom has taken a security interest in the Escrow Stock. The Ross Roy shareholders' rights under the Escrow Agreement are generally not readily marketable. As such, the Escrow Stock will not be considered a contingent right and thus will not be boot.

Even if the Escrow Stock were to be considered boot it would have no adverse impact on the tax-free nature of the transaction since the amount of Escrow Stock is not significant enough to violate the continuity of interest or the control requirements as previously discussed.

The EPU Holder

The EPU Plan is an unsecured and unfunded promise by Ross Roy to pay deferred compensation to the EPU Holder at a later date based upon the appreciation in the Ross Roy common stock. To the extent the EPU Holder is a cash basis taxpayer, no income will be included until payment is received.

Section 61 of the Code provides that, except at otherwise provided, income means all income from whatever source derived.

Section 451(a) of the Code provides that the amount of any item of gross income is includible in gross income for the taxable year in which received by the taxpayer, unless, under the method of accounting used in computing taxable income, the amount is to be properly accounted for as of a different period.

Section 1.451-2(a) of the Regulations provides that income, although not actually reduced to a taxpayer's possession, is constructively received in the taxable year during which it is credited to the taxpayer's account, set apart for the taxpayer, or otherwise made available so that the taxpayer may draw upon it at any time, or so that the taxpayer could have drawn upon it during the taxable year if notice of intention to withdraw had been given. However, income is not constructively received if the taxpayer's control of its receipt is subject to substantial limitations or restrictions.

June 29, 1995
Ross Roy Communications, Inc.
Page 23


The courts and the Internal Revenue Service have recognized that a requirement of surrender or forfeiture of a valuable right is a sufficient restriction to make inapplicable the doctrine of constructive receipt. See Hales v. Commissioner, 40 B.T.A. 1245 (1939), acq., 1940-1 C.B. 2.

Under the EPU Plan, the EPU Holder would forfeit the entire amount of appreciation if he terminated employment. The EPU Plan is unfunded and not available for the EPU Holder to draw upon.

Therefore, the EPU Holder is not in constructive receipt of income by virtue of the appreciation of the Ross Roy common stock (see Revenue Ruling 80-300, 1980-2 C.B. 165) and will only recognize income upon payment of the EPU units.

Although under the aforementioned principles the EPU Holder would be required to include in income the value of the Omnicom common stock on the date received, such will not be the case in this instance. Generally, Section 83 of the Code does not apply to deferred compensation arrangements by virtue of Section 1.83-3(e) of the Regulations, because Section 83 of the Code only applies to "property" transferred for services which does not include an unfunded unsecured promise to pay money or property in the future. However, upon transfer of "property", the Omnicom common stock, such stock will be subject to the Affiliates Restriction. Such restriction was put in place to comply with the pooling of interest accounting rules set forth in Accounting Series Release Number l35 ("ARS 135"). Pursuant to 1.83-3(k)(1) of the Regulations:

          "For purposes of section 83 and the regulations thereunder, property is subject to substantial risk of forfeiture and is not transferable so long as the property is subject to a restriction on transfer to comply with the "Pooling-of-Interests Accounting" rules set forth in Accounting Series Release Numbered 130 ((10/5/72) 37 FR 20937; 17 CFR 211.130) and Accounting Series Release Numbered 135 ((1/18/73) 38 FR 1734; 17 CFR 211.135)."

As such, Section 83, of the Code, will apply to the Omnicom common stock once received by the EPU Holder, and provided the EPU Holder does not make an election pursuant to Section 83(b) of the Code, there will be no income inclusion to the EPU Holder until the Affiliates Restriction lapses. At that time, the fair market value of the Omnicom common stock shall be includible in gross income as compensation to the EPU Holder.

June 29, 1995
Ross Roy Communications, Inc.
Page 24


The EPU Holder's basis in the Omnicom common stock will equal the amount included in gross income pursuant to Section 83(a) of the Code. See, Section 1.61-2(d)(2) of the Regulations.

Provided the EPU Holder does not make an election pursuant to Section 83(b) of the Code, the holding period for such Omnicom common stock pursuant to Section 83(f) of the Code will begin once the Omnicom common stock is no longer subject to the Affiliates Restriction.

The Escrow Stock will be includible in gross income to the EPU Holder at the same time as the other Omnicom common stock received or upon its distribution to the EPU Holder from the General Escrow Fund or the Special Escrow Fund. The timing and amount of income will be based upon all facts and circumstances. We express no opinion as to the timing and amount includible in gross income by the EPU Holder with respect to the Escrow Stock. The EPU Holder should consult with his own tax advisor as to the timing and amount of income to be included with respect to the Escrow Stock.

We also express no opinion on the deductibility to Omnicom, OmniSub or Ross Roy or the assessment of excise tax, if any, to the EPU Holder with respect to the Omnicom common stock and the Escrow Stock to be received by the EPU Holder. The aforementioned parties should consult with their own tax advisors as to these items.

The Former Eligible Employee

Holder The tax treatment of the receipt of Omnicom common stock by a Former Eligible Employee Holder will depend upon the character of the initial amounts received from Ross Roy in exchange of his Ross Roy stock when the Former Eligible Employee Holder terminated. See Arrowsmith v CIR, 344 US 6 (1952).

The Arrowsmith doctrine provides that the character of a subsequent portion of a single transaction is controlled by the prior related elements of the transaction. Under Section III F3 of the Ross Roy Articles, the Former Eligible Employee Holder was required to have his shares redeemed by Ross Roy upon termination of employment due to retirement. Only by virtue of this initial redemption does the Former Eligible Employee Holder have a right to receive the Omnicom stock. This is explicitly provided for in Section III F7 of the Ross Roy Articles. As such, the distribution of Omnicom common stock is controlled by the treatment of the original redemption.

June 29, 1995
Ross Roy Communications, Inc.
Page 25


Since Section III F3 of the Ross Roy Articles required all the Ross Roy stock held by the Former Eligible Employee Holder in the initial transaction to be redeemed, the initial transaction should have been treated as a distribution pursuant to Sections 302(a) and 302(b)(3) of the Code, provided that the Former Eligible Employee Holder is not deemed to constructively own any additional Ross Roy common stock pursuant to Section 302(c)(1) of the Code, or if so, meets the requirements of Section 302(c)(2) of the Code.

In that instance, the distribution of cash would have resulted in gain or loss measured by the difference between the basis of such Ross Roy common stock redeemed and the cash received, and such gain or loss would have been capital gain or loss to the Former Eligible Employee Holder, provided the Ross Roy common stock was a capital asset in the Former Eligible Employee Holder's hands and as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

Pursuant to Arrowsmith, the receipt by the Former Eligible Employee Holder of the Omnicom common stock will be treated as a distribution of additional property, as defined in Section 317(a) of the Code, in exchange for Ross Roy common stock under Sections 302(a), and 302(b)(3) of the Code, provide that the Former Eligible Employee Holder is not deemed to constructively own additional Ross Roy common stock pursuant to Section 302(c)(1), or if so, meets the requirements of Section 302(c)(2) of the Code.

The gain with respect to the Omnicom common stock received will be equal to its fair market value on the date received, reduced by any amount treated as imputed interest (see supra). Such gain will be capital gain to the Former Eligible Employee Holder, provided the Ross Roy common stock was a capital asset in the Former Eligible Employee Holder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

The Former Eligible Employee Holder's basis is to be determined pursuant to the general rule of Section 1012, of the Code. For this purpose, the basis in the Omnicom common stock will equal its fair market value at the date received. The holding period for the Omnicom common stock will not include the period in which the Former Eligible Employee Holder held the Ross Roy common stock since the transaction is not governed by Section 1223 of the Code.

June 29, 1995
Ross Roy Communications, Inc.
Page 26


Pursuant to Section 483(a) of the Code, a portion of the Omnicom common stock received will be recast and includible in gross income to the Former Eligible Employee Holder as interest income provided the requirements of Sections 483(c)(1) and 483(d) of the Code are satisfied. See Rev. Rul. 70-300, 1970-1 C.B. 125 and Rev. Rul 73-298, 1973-2 C.B. 173. Since the receipt of the Omnicom common stock was a contingent payment pursuant to Section III F 3 of the Ross Roy Articles, Section 483(f)(2) will apply and a portion of the Omnicom common stock received will be recast as imputed interest income provided the requirements of Section 483(c) and 483(d) of the Code are met.

The Escrow Stock will be includible in gross income to the Former Eligible Employee Holder at the same time as the other Omnicom common stock received or upon its distribution to the Former Eligible Employee Holder from the General Escrow Fund or the Special Escrow Fund. The timing and amount of income will be based upon all facts and circumstances. We express no opinion as to the timing and amount includible in gross income by the Former Eligible Employee Holder with respect to the Escrow Stock. The Former Eligible Employee Holder should consult with his own tax advisor as to the timing and amount of income to be included with respect to the Escrow Stock.

- -----------------------
(1) Due to the uncertainty as to the closing of this transaction, it cannot be determined with certainty whether the six month or the one year requirements of Section 483(c) of the Code will be met.

(2) Contingent-stock transactions more likely than not should be handled under the contingent-payment rules of Section 483(f) of the Code, although
      Section 1275(d) of the Code similarly envisions application of the Original Issue Discount ("OID") rules to contingent-payment obligations. This appears to be true, eventhough the OID rules specifically take priority over Section 483 of the Code under Section 483(d)(1) of the Code. Although Section 1.1275-1(b)(1) of the Proposed Regulations (1986) stated that deferred payments in stock were debt instruments for purposes of the OID rules, Section 1.1275-1(d) of the revised Proposed Regulations (1992) defines "debt" by reference to "general principles of ... tax law." This seems to send the contingent-stock transaction back to Section 483 since there is no portion that is unconditionally payable, as would be required under general principles of tax law. See Section 1.483-4(b) Ex. (2) of the Proposed Regulations applyingss.483 in contingent stock transactions.

June 29, 1995
Ross Roy Communications, Inc.
Page 27


Canadian Income Tax to Canadian Resident Shareholders

The Income Tax Act, Canada imposes an income tax on the taxable income for each taxation year of every person resident in Canada at any time in the year.

Section 3 of the Act provides that the income of a taxpayer for a taxation year includes all of the taxpayer's taxable capital gains for the year from the dispositions of property.

Paragraph 38(a) of the Act provides that a taxpayer's taxable capital gain for a taxation year from the disposition of property is 3/4 of the taxpayer's capital gain for the year from the disposition of that property.

Sections 39 and 40 provide that a taxpayer's capital gain for a taxation year from the disposition of any property is the amount by which the proceeds of disposition exceed the total of the adjusted cost base to the taxpayer of the property and any outlays and expenses made or incurred by the taxpayer for the purpose of making the disposition.

Section 54 of the Act defines a disposition as including any transaction or event entitling a taxpayer to proceeds of disposition, and any transaction or event by which any property of a taxpayer that is a share is redeemed in whole or in part or is canceled.

Section 54 of the Act also defines proceeds of disposition as including the sale price of property that has been sold, and compensation for property taken under statutory authority or the sale price of property sold to a person by whom notice of an intention to take it under statutory authority was given.

Proceeds of disposition is also considered to be money or money's worth or property received in exchange for property that has been disposed of.

The adjusted cost base of a property is generally the original cost to the taxpayer. There may be adjustments to the original cost to arrive at adjusted cost base, and these issues should be reviewed by each Canadian shareholder with his or her income tax advisor.

June 29, 1995
Ross Roy Communications, Inc.
Page 28


As a result of the above, a Canadian resident individual owning Ross Roy common stock will dispose of his/her Ross Roy common stock for proceeds of disposition equal to the fair market value of the Omnicom common stock received as consideration therefor at the time of the transaction. The fair market value of Omnicom stock received, as determined on the date received, less the adjusted cost base in the Ross Roy common stock exchanged, shall be a capital gain, 3/4 of which will be includible in the Canadian resident individual's taxable income for the year of disposition.

OPINION

Based on the facts contained herein, the Plan, the Form S-4 and the representations set forth in the Ross Roy and Omnicom letters dated June 14, 1995, and June 19, 1995, respectively, it is our opinion that the federal income tax consequences of the Merger of OmniSub with and into Ross Roy in exchange for Omnicom common stock are as follows:

The Merger

The restatement of the Ross Roy Articles pursuant to the merger will be a noncompensatory cancellation of a nonlapse restriction and since it will be treated as such, with no deduction taken by Ross Roy, OmniSub and Omnicom, there will be no compensation to the Ross Roy shareholders as a result of the Merger.

Since after the proposed transaction, Ross Roy will hold substantially all its properties and substantially all the properties of OmniSub and in the transaction, the Ross Roy shareholders will exchange an amount of stock constituting control of Ross Roy solely for common stock of Omnicom, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The reorganization will not be disqualified by reason of the fact that common stock of Omnicom is used in the transaction by reason of the application of Section 368(a)(2)(E). For purposes of this opinion, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of both Ross Roy and OmniSub. Ross Roy, Omnicom and OmniSub will each be "a party to a reorganization" within the meaning of Section 368(b).

No gain or loss will be recognized by Ross Roy on the receipt of the assets of OmniSub in exchange for Ross Roy common stock, by reason of the application of
Section 1032(a) of the Code.

June 29, 1995
Ross Roy Communications, Inc.
Page 29


The basis of the assets of OmniSub to be received by Ross Roy will be the same as the basis of those assets in the hands of OmniSub immediately before the exchange, increased by the amount of gain recognized, if any, to OmniSub in the Merger, by reason of the application of Section 362(b) of the Code.

The holding periods of assets to be received by Ross Roy will include the period during which such assets were held by OmniSub, by reason of the application of
Section 1223(2) of the Code.

No gain or loss will be recognized by Ross Roy's shareholders upon the exchange of their Ross Roy common stock (including fractional share interests that they might otherwise be entitled to receive) solely for Omnicom common stock by reason of the application of Section 354(a)(1) of the Code.

The basis of Omnicom common stock (including fractional share interests that they might otherwise be entitled to receive) received by Ross Roy shareholders will be the same, in each instance, as the basis of Ross Roy common stock surrendered in exchange therefor, by reason of the application of Section 358(a)(1) of the Code.

The holding period of the Omnicom common stock (including fractional share interests that they might otherwise be entitled to receive) will include the holding period of the Ross Roy common stock surrendered in exchange therefor, provided that Ross Roy common stock was held as a capital asset on the date of exchange, by reason of the application of Section 1223(1) of the Code.

Cash received by a shareholder of Ross Roy otherwise entitled to receive a fractional share of Omnicom common stock in the exchange for his Ross Roy stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Omnicom. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the Ross Roy shareholder, provided the Ross Roy stock was a capital asset in such shareholder's hands and, as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code (Rev. Rul. 66-365 and Rev. Proc. 77-41).

June 29, 1995
Ross Roy Communications, Inc.
Page 30


The Escrow Stock will receive the same treatment as those shares received outright under Section 368(a)(1)(A) and section 368(a)(2)(E) of the Code. (Rev. Proc. 84-42, James Hamrick, Rev. Rul. 66-112, Rev. Rul. 76-334, Rev. Rul. 76-42 and Rev. Rul. 78-726).

EPU Holder

Provided the EPU Holder does not make an election pursuant to Section 83(b) of the Code, the EPU Holder will include the fair market value of the Omnicom common stock in gross income as compensation at the time the Affiliates Restriction lapses. See Section 1.83-3(k) of the Regulations.

The EPU Holder's basis in the Omnicom common stock will equal the amount included in gross income pursuant to Section 83(a) of the Code. See Section 1.61-2(d)(2) of the Regulations.

Provided the EPU Holder does not make an election pursuant to Section 83(b) of the Code, the holding period for such Omnicom common stock pursuant to Section 83(f) of the Code will begin once the Omnicom common stock is no longer subject to the Affiliates Restriction.

We express no opinion as to the timing and amount includible in gross income by the EPU Holder with respect to the Escrow Stock. The EPU Holder should consult with his own tax advisor as to the timing and amount of income to be included with respect to the Escrow Stock.

We also express no opinion on the deductibility to Omnicom, OmniSub or Ross Roy or the assessment of excise tax, if any, to the EPU Holder with respect to the Omnicom common stock and the Escrow Stock to be received by the EPU Holder. The aforementioned parties should consult with their own tax advisors as to these items.

Former Eligible Employee Holder

The receipt of Omnicom common stock by the Former Eligible Employee Holder will be treated as a distribution of additional property, as defined in Section 317(a) of the Code, in exchange for Ross Roy common stock pursuant to Sections 302(a) and 302(b)(3) of the Code, provided that the Former Eligible Employee Holder is not deemed to constructively own additional Ross Roy common stock pursuant to Section 302(c)(1), or if so, meets the requirements of Section 302(c)(2) of the Code.

June 29, 1995
Ross Roy Communications, Inc.
Page 31


Gain with respect to the Omnicom common stock received will be equal to its fair market value on the date received, reduced by any amount treated as imputed interest pursuant to Section 483 of the Code.

Provided the Ross Roy common stock was a capital asset in the Former Eligible Employee Holder hands, such gain will be capital gain and will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

The basis in the Omnicom common stock received by the Former Eligible Employee Holder will equal its fair market value at the date received.

The holding period for the Omnicom common stock will not include the period in which the Former Eligible Employee Holder held the Ross Roy common stock since the transaction is not governed by Section 1223 of the Code.

A portion of the Omnicom common stock received may be recharacterized as imputed interest income pursuant to Section 483 of the Code.

We express no opinion as to the timing and amount includible in gross income by the Former Eligible Employee Holder with respect to the Escrow Stock. The Former Eligible Employee Holder should consult with his own tax advisor as to the timing and amount of income to be included with respect to the Escrow Stock.

Canadian income Tax to Canadian Resident Shareholders

With respect to certain Ross Roy shareholders who are Canadian residents, for Canadian tax purposes:

1. The fair market value of the Omnicom common stock received, as determined on the date received, less the adjusted cost base in the Ross Roy common stock exchanged, shall be a gain, of which 3/4 shall be included in Canadian income for income tax purposes.

2. The adjusted cost base of the Omnicom common stock received shall equal their fair market value as determined on the date received.

June 29, 1995
Ross Roy Communications, Inc.
Page 32


Our opinion is based solely upon:

     The representations, information, documents, and facts ("representations") referred to in this letter;

          Our assumption (without independent verification or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic;

          Our assumption (without independent verification or review) that there will be timely execution and delivery of, and performance as required by the representations and documents;

          Our assumption (without independent verification or review) that all documents pertaining to the proposed transaction and provided for our review are accurate, true and authentic.

Our opinion is limited to those expressed above and we express no opinion with regard to any sections of the Internal Revenue Code other than those referred to above. We express no opinion with regard to the taxation of the proposed transaction described herein under the laws of any state, local or foreign jurisdiction. We express the opinions contained herein as of the date of this letter only.

In rendering our opinion, we have necessarily relied on the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof which exist as of the date of this letter, all of which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. If there are any significant changes to the federal income tax authorities cited above (changes for which we have no responsibility to advise you), our opinion may become invalid and/or necessitate (upon your request) reconsideration. Our opinion is not binding on the IRS or the courts.

June 29, 1995
Ross Roy Communications, Inc.
Page 33


This opinion letter is solely for your information and inclusion in Form S-4 as filed with the Securities and Exchange Commission with regard to the transaction described herein. Other than the uses indicated in the preceding sentence, our opinion may not be relied upon, distributed, or disclosed by anyone without the prior written consent of Deloitte & Touche LLP.


Very truly yours,




DELOITTE & TOUCHE LLP